Exhibit 99.1

LCA-Vision Reports Third Quarter Financial Results
and Provides Business Update

Company to improve cash flow by closing 10 vision centers and reducing workforce by 15%

CINCINNATI (October 27, 2009) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three and nine months ended September 30, 2009.

Third Quarter 2009 Operational and Financial Results (all comparisons are with the third quarter of 2008)
▪	Revenue was $27.6 million compared with $37.4 million; adjusted revenue was $25.7 million compared with $33.0 million.
▪	Procedure volume was 15,335 compared with 21,484.
▪	Same-store revenue (70 vision centers) decreased 24.9%; adjusted same-store revenue decreased 20.6%.
▪
Operating loss was $10.4 million compared with $6.2 million; adjusted operating loss was $12.1 million compared with $10.1 million.  Operating loss and adjusted operating loss in the third quarter of 2009 included $4.4 million in impairment charges; the third quarter of 2008 included $0.8 million in restructuring charges.

▪
Income tax expense was $10.3 million, which reflected the previously announced establishment of a full valuation allowance on net deferred tax assets, compared with an income tax benefit of $2.0 million.

▪	Net loss was $19.9 million, or $1.07 per share, compared with net loss of $4.7 million, or $0.25 per share.
▪	Cash and investments totaled $62.1 million as of September 30, 2009, up $2.6 million from December 31, 2008.

Year-to-date 2009 Operational and Financial Results (all comparisons are with the first nine months of 2008)
▪	Revenue was $107.2 million compared with $171.1 million; adjusted revenue was $100.0 million compared with $156.2 million.
▪	Procedure volume was 61,058 compared with 95,729.
▪
Operating loss was $26.4 million compared with operating income of $1.4 million; adjusted operating loss was $32.9 million compared with adjusted operating loss of $12.1 million.  Operating loss and adjusted operating loss included $6.9 million in restructuring and impairment charges and $0.8 million in consent revocation solicitation charges in 2009; operating income and adjusted operating loss in the first nine months of 2008 included restructuring charges of $1.3 million.

▪	Net cash provided by operations was $7.8 million compared with $9.3 million.
▪	Net loss was $29.6 million, or $1.59 per share, compared with net income of $1.6 million, or $0.09 per diluted share.

Since the first quarter of 2007, LCA-Vision has provided both adjusted revenue and operating income (loss) as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties.  A reconciliation of revenue and operating income (loss) as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release.  Management believes the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“As an organization, we are focused on maximizing our business results in the current challenging environment while building a foundation for growth and profitability when the economy improves.  Our priorities include cash conservation, patient acquisition and retention, and organizational effectiveness,” said LCA-Vision’s Chief Financial Officer Michael J. Celebrezze. “We are taking multiple actions that involve every aspect of our operations.  To expedite needed change, we expanded our leadership advisory committee that now includes three LasikPlus® surgeons to provide more immediate medical input on our strategic decisions.

“During the third quarter, we implemented programs that improved financial performance in 28 targeted LasikPlus® vision centers, resulting in approximately $900,000 in monthly profit improvements,” stated Celebrezze.  “However, in order to further conserve cash, we will be closing 10 underperforming vision centers and reducing our workforce by 15%, both by year end.  These 70 positions include reductions from the closing of 10 vision centers, as well as reductions in our call center and corporate and regional offices.  We expect these actions to reduce annual expenses by more than $4 million annually.  During the fourth quarter of 2009, we anticipate recording restructuring charges of approximately $4.1 million related to these closures and staff reductions.  We will consider the closure of additional underperforming vision centers in the future as we continue to take aggressive actions to conserve cash.”

Chief Operating Officer David L. Thomas commented, “We improved marketing efficiency to $359 per procedure during the third quarter, while evaluating a host of initiatives to support procedure volume.  Among these, we conducted consumer research to identify factors driving customer choice and we have developed and are testing new television advertisements.  We also have underway a new ’See Now; Pay Later’ promotion that tested well with focus groups.  We are reaching new prospects through innovative programs such as our Delta Airlines SkyMiles and Life Time Fitness partnerships that provide their members with options such as frequent flyer miles or reduced out-of-pocket procedure costs.  Additionally, we plan in the coming weeks to unveil an upgraded LasikPlus® website with enhanced features including easier online appointment scheduling.

“Our Advanced Eye Health Analysis, a thorough vision analysis that incorporates digital, three-dimensional images of the eye linked with a software model, is currently being tested in nine LasikPlus® vision centers.  Advanced Eye Health Analysis is the first program under our expanded Lifetime Vision business model, which is designed to improve patient acquisition and retention.  We plan to implement the model in an additional five existing vision centers in the fourth quarter and anticipate evaluating results of this program in early 2010,” Thomas added.

Near-Term Financial Outlook
▪	LCA-Vision intends to manage cash flow conservatively in 2009 and 2010.
▪	The company does not plan to open any new vision centers in the near term. LCA-Vision will consider restarting its de novo new center opening program when market conditions improve.
▪
The company will continue to manage general and administrative expenses aggressively, which it now expects will decline approximately 17% in 2009 compared with 2008.  The company expects further decreases in general and administrative expenses in 2010 resulting from the impact of center closures and the reductions in force occurring in 2009.

▪	The company expects center direct costs per center to decline in excess of 10% in 2009 compared with 2008.
▪	The company expects marketing spend for the 2009 fourth quarter of $6.0 million to $6.5 million.
▪	The company expects capital expenditures of less than $1.0 million in 2009, down significantly from $14.9 million in 2008.

Including the impact of recently announced cost reductions, the company expects the number of procedures per vision center required to reach breakeven to decline to 95 per month, compared with 125 per month in 2007, and expects the number of procedures companywide required for breakeven cash flow after capital expenditures and debt service to decline to approximately 95,000 per year from 170,000 in 2007.  Due to recently announced cost reduction and cost control measures, the company now expects it has sufficient cash and investments to last beyond 2012 at 65,000 procedures annually.

Conference Call and Webcast
As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (United States and Canada) or 706-643-6246 (international callers).  The webcast will be available at the investor relations section of LCA-Vision’s website.  A replay of the call and webcast will begin approximately two hours after the live call has ended.  To access the replay, dial 800-642-1687 (United States and Canada) or 706-645-9291 (international callers) and enter the conference ID number: 328 092 80.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties.  The forward-looking statements in this release are based on information available to us as of the date hereof.  Actual results could differ materially from those stated or implied in our forward-looking statements due to risks and uncertainties associated with our business.  In addition to the risk factors discussed in our Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties from laser vision correction associated with our business, including, without limitation, the successful execution of marketing strategies cost effectively to drive patients to our vision centers; the impact of low consumer confidence; competition in the laser vision correction industry; our ability to attract new patients; the possibility of adverse outcomes or long-term side effects; negative publicity regarding laser vision correction; our ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings which will depend on a number of factors, including the worsening consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the FDA’s advisory board on ophthalmic devices is currently reviewing concerns about post-Lasik quality of life matters and the FDA has planned a major new study on Lasik outcomes and quality of life that is expected to end in 2012.  The FDA or another agency could take legal or regulatory action against us or others in the laser vision correction industry.  The outcome of this review or legal or regulatory action could potentially impact negatively the acceptance of Lasik.  In addition, the acceptance rate of new technologies such as IntraLase® or Wavelight® technologies, and our ability to implement successfully new technologies on a national basis, creates additional risk.  Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 71 LasikPlus® fixed-site laser vision correction centers in 31 states and 53 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

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For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

LCA-Vision Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues - Laser refractive surgery	$27,646	$37,397	$107,248	$171,147

Operating costs and expenses
Medical professional and license fees	5,887	8,201	23,649	34,222
Direct costs of services	15,206	17,474	50,291	61,970
General and administrative	3,706	4,275	12,575	15,137
Marketing and advertising	5,498	8,294	28,009	43,744
Depreciation	3,293	4,508	11,420	13,375
Consent revocation solicitation charges	-	-	804	-
Impairment charges	4,415	-	5,266	-
Restructuring charges	8	806	1,612	1,339

Operating (loss) income	(10,367)	(6,161)	(26,378)	1,360

Equity in earnings from unconsolidated businesses	54	132	128	453
Net investment income (loss)	609	(724)	1,065	842
Other income, net	52	-	73	18

(Loss) income before income taxes	(9,652)	(6,753)	(25,112)	2,673

Income tax expense (benefit)	10,251	(2,036)	4,522	1,088

Net (loss) income	$(19,903)	$(4,717)	$(29,634)	$1,585

(Loss) earnings per common share
Basic	$(1.07)	$(0.25)	$(1.59)	$0.09
Diluted	$(1.07)	$(0.25)	$(1.59)	$0.09

Dividends declared per share	$-	$-	$-	$0.24

Weighted average shares outstanding
Basic	18,608	18,537	18,587	18,519
Diluted	18,608	18,537	18,587	18,572

LCA-Vision Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$25,980	$23,648
Short-term investments	32,867	32,687
Patient receivables, net of allowance for doubtful accounts of $1,585 and $1,465	5,874	9,678
Other accounts receivable	2,433	2,515
Prepaid professional fees	660	911
Prepaid income taxes	6,910	8,957
Deferred tax assets	-	4,708
Deferred compensation plan assets	2,788	-
Prepaid expenses and other	6,112	5,299

Total current assets	83,624	88,403

Property and equipment	89,449	121,734
Accumulated depreciation and amortization	(59,892)	(70,235)
Property and equipment, net	29,557	51,499

Long-term investments	3,217	3,126
Accounts receivables, net of allowance for doubtful accounts of $889 and $1,662	1,204	2,645
Deferred compensation plan assets	-	2,196
Deferred tax assets	-	7,027
Other assets	5,237	2,586

Total assets	$122,839	$157,482

Liabilities and Stockholders' Investment
Current liabilities
Accounts payable	$7,313	$8,169
Accrued liabilities and other	11,546	8,608
Deferred revenue	6,597	9,107
Deferred compensation liability	2,788	-
Debt and capital lease obligations maturing in one year	4,281	6,985
Total current liabilities	32,525	32,869

Long-term rent obligations	1,837	1,820
Long-term debt and capital lease obligations (less current portion)	10,509	14,120
Deferred compensation liability	-	2,196
Insurance reserve	9,366	9,489
Deferred license fee	4,768	-
Deferred revenue	9,233	14,003

Stockholders' investment
Common stock ($0.001 par value; 25,248,377 and 25,199,734 shares and 18,614,300 and 18,552,985 shares issued and outstanding, respectively)	25	25
Contributed capital	174,289	174,206
Common stock in treasury, at cost (6,634,077 shares and 6,646,749 shares)	(114,668)	(114,632)
Retained (deficit) earnings	(6,119)	23,515
Accumulated other comprehensive income (loss)	1,074	(129)

Total stockholders' investment	54,601	82,985

Total liabilities and stockholders' investment	$122,839	$157,482

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2009	2008

Cash flow from operating activities
Net (loss) income	$(29,634)	$1,585
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,420	13,375
Provision for loss on doubtful accounts	2,771	4,303
Loss on investments	365	1,074
Non-cash fixed asset impairment and restructuring charges	6,215	-
Deferred income taxes	11,072	(50)
Stock based compensation	607	966
Insurance reserve	(123)	1,196
Equity in earnings of unconsolidated affiliates	(128)	(453)
Changes in operating assets and liabilities
Patient receivables	2,474	(1,491)
Other accounts receivable	82	3,681
Prepaid income taxes	2,047	3,511
Prepaid expenses and other	243	(162)
Accounts payable	(856)	(2,319)
Deferred revenue, net of professional fees	(6,552)	(13,454)
Income taxes payable	33	666
Accrued liabilities and other	7,757	(3,123)

Net cash provided by operations	$7,793	$9,305

Cash flow from investing activities
Purchases of property and equipment	(182)	(13,597)
Purchases of investment securities	(242,429)	(297,128)
Proceeds from sale of investment securities	242,904	297,433
Other, net	579	645

Net cash provided by (used in) investing activities	$872	$(12,647)

Cash flow from financing activities
Principal payments of debt and capital lease obligations	(6,315)	(4,328)
Proceeds from debt	-	19,184
Shares repurchased for treasury stock	(36)	(205)
Exercise of stock options	18	193
Dividends paid to stockholders	-	(4,447)

Net cash (used in) provided by financing activities	$(6,333)	$10,397

Increase in cash and cash equivalents	2,332	7,055

Cash and cash equivalents at beginning of period	23,648	17,614

Cash and cash equivalents at end of period	$25,980	$24,669

LCA-Vision Inc.
Effect of the Change in Accounting for Deferred Revenues on Financial Results
(dollars in thousands)

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income.  Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues

Reported U.S. GAAP	$27,646	$37,397	$107,248	$171,147
Adjustments
Amortization of prior deferred revenue	(1,927)	(4,404)	(7,280)	(14,950)
Adjusted revenues	$25,719	$32,993	$99,968	$156,197

Operating (Loss) Income

Reported U.S. GAAP	$(10,367)	$(6,161)	$(26,378)	$1,360
Adjustments
Impact of warranty revenue deferral	(1,927)	(4,404)	(7,280)	(14,950)
Amortization of prior professional fees	193	440	728	1,495
Adjusted operating loss	$(12,101)	$(10,125)	$(32,930)	$(12,095)

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